Exhibit 10.5

SECURED CONVERTIBLE PROMISSORY NOTE

$250,000	March 16, 2026

ARTICLE 1

PRINCIPAL SUM

Section 1.1 Principal Sum

For value received, GNQ Insilico Inc. (together with its successors and permitted assigns, the “Corporation”) shall pay to the order of ISLAND CAPITAL LLC (together with its successors and permitted assigns, the “Holder”) the principal sum of $250,000 in lawful money of the United States of America on presentation and surrender of this Note at such place as the Holder may designate on September 16, 2026.

Section 1.2 Interest

The principal sum outstanding from time to time shall bear interest both before and after maturity, default and judgment from, and including, March 16, 2026 to the date of repayment in full at 10.0% per annum, calculated quarterly in arrears. All interest accrued under this Note shall be due and payable in a single lump sum on the maturity date (or, if earlier, on the date of repayment in full of the principal sum outstanding). Any interest not paid when due shall bear interest at the same rate (calculated quarterly in arrears) and shall be payable on demand.

Section 1.3 Prepayments

The principal amount may be prepaid in whole, or in amounts of $100,000 and integral multiples thereof at the election of the Corporation upon the completion of any equity financing of at least US$5,000,000 in gross proceeds, interest on the principal amount accruing to the date of prepayment and all fees, costs, charges and expenses then due and owing without bonus or penalty, and an amount, as liquidated damages and not as a penalty, equal to all interest that would have accrued on the principal amount from the prepayment date to maturity. GNQ shall provide the Holder with at least ten (10) days’ prior written notice of any prepayment, during which time the Holder may elect to exercise their conversion rights under the Notes with respect to the principal amount to be prepaid.

ARTICLE 2

INTERPRETATION

Section 2.1 Definitions

As used in this Note, the following terms have the following meanings:

“Business Combination” means the transaction pursuant to which IBAC will acquire all of the issued and outstanding shares in the capital of GNQ by way of a statutory plan of arrangement under the Canada Business Corporations Act.

“Business Combination Agreement” means the business combination agreement between the

Corporation and IBAC dated March 16, 2026 governing the terms of the Business Combination.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which Canadian chartered banks are closed for business in Toronto, Ontario.

“Collateral” means all property and assets of the Corporation subjected to the Security Interest under Section 3.1.

“Common Shares” means the shares without nominal or par value of the Corporation designated as common shares in its articles of incorporation, as such shares exist at the commencement of business on the date of this Note; provided that in the event of a subdivision, redivision, reduction, combination, consolidation or reclassification, then, subject to adjustments, if any, having been made in accordance with the provisions of Section 6.4, “Common Shares” shall mean the shares resulting from the subdivision, redivision, reduction, combination, consolidation or reclassification, as the case may be.

“Conversion Price” has the meaning specified in Section 6.1(1).

“Corporate Reorganization” means, other than the Business Combination, any transaction whereby all or substantially all of a corporation’s undertaking, property and assets would become the property of any other Person whether by way of arrangement, reorganization, consolidation, amalgamation, merger, continuance under any other jurisdiction of incorporation or otherwise.

“Event of Default” has the meaning specified in Section 7.1.

“Fair Market Value” means the fair market value of a Common Share as of a specified date, as determined by an independent valuation firm of nationally recognized standing selected by the Corporation and reasonably acceptable to the Holder, which determination shall be final and binding on the parties. The fees and expenses of such independent valuation firm shall be borne equally by the Corporation and the Holder.

“GAAP” means, at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis.

“Governmental Entity” means (i) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, municipal, local, or other; (ii) any subdivision or authority of any of the above; (iii) any stock exchange; and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“IBAC” means IB Acquisition Corp., a Nevada corporation.

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

“Obligations” means all monies now or at any time and from time to time hereafter owing or payable by the Corporation to the Holder and all obligations (whether now existing, presently arising or created in the future) of the Corporation in favour of the Holder, and whether direct or indirect, absolute or contingent, matured or not, whether arising from agreement or dealings between the Holder and the Corporation or from any agreement or dealings with any other Person by which the Holder may be or become in any manner whatsoever a creditor or other obligee of the Corporation or however otherwise arising and whether the Corporation is bound alone or with another or others and whether as principal or surety, including monies payable or obligations arising in connection with this Note.

“Other Indebtedness” has the meaning specified in Section 3.6(1).

“Permitted Liens” means, in respect of any Person, any one or more of the following:

(a)	Liens for taxes, assessments or governmental charges or levies which are not delinquent or the validity of which is being contested at the time by the Person in good faith by proper legal proceedings if, in the Holder’s opinion, adequate provision has been made for their payment and such Liens are not executed on or enforced against any of the property or assets of such Person;

(b)	Inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets of the Person and in respect of which adequate holdbacks are being maintained as required by applicable law or such Liens are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by GAAP) in an adequate amount and provided further that such Liens do not, in the Holder’s opinion, reduce the value of the asset against which such Liens have arisen or materially interfere with the use of such assets in the operation of the business of the Person;

(c)	Easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the Person or interests therein granted or reserved to other Persons, provided that such rights do not, in the Holder’s opinion, reduce the value of the assets against which such rights have been granted or reserved or materially interfere with the use of such assets in the operation of the business of the Person;

(d)	Title defects or irregularities which are of a minor nature and which, in the Holder’s opinion, do not reduce the value of the assets of the Person or materially interfere with their use in the operation of the business of the Person;

(e)	Liens securing appeal bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(f)	Attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that the Liens are in existence for less than 10 days after their creation or the execution or other enforcement of the Liens is effectively stayed or the claims so secured are being actively contested in good faith and by proper legal proceedings;

(g)	The reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not, in the Holder’s opinion, reduce the value of the real property against which they are registered or materially interfere with the use of such real property in the operation of the business of the Person;

(h)	Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Person, provided that such Liens do not, in the Holder’s opinion, reduce the value of any asset of the Person or materially interfere with the use of any such asset in the operation of the business of the Person;

(i)	Servicing agreements, development agreements, site plan agreements, and other agreements with Governmental Entities pertaining to the use or development of any of the real property of the Person, provided same are complied with and do not in the Holder’s opinion, reduce the value of the subject real property or materially interfere with the use of the real property in the operation of the business of the Person including, without limitation, any obligations to deliver letters of credit and other security as required;

(j)	Applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and do not in the Holder’s opinion, reduce the value of any real property of the Person or materially interfere with the use of the real property in the operation of the business of the Person;

(k)	The right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Person, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof; and

(l)	Liens in favour of the Holder created by the Security Documents.

“Person” means an individual, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity.

“Proceeding” has the meaning specified in Section 3.6(2).

“Receiver” shall include one or more of a receiver, receiver-manager or receiver and manager of all or a portion of the undertaking, property and assets of the Corporation appointed by the Holder pursuant to this Note or by or under any judgment or order of a court.

“Security Documents” means, collectively, this Note and all other agreements and other instruments delivered to the Holder by the Corporation (whether now existing or presently arising) for the purpose of establishing, perfecting, preserving or protecting any security held by the Holder in respect of any Obligations.

“Security Interest” has the meaning specified in Section 3.3.

“Shareholder Loan” has the meaning specified in Section 3.6(1).

Section 2.2 Interpretation

(1)	Any reference to Liens permitted by this Note and any right of the Corporation to create or suffer to exist Liens permitted by this Note are not intended to and do not and will not subordinate the Security Interest to any such Lien or give priority to any Person over the Holder.

(2)	Any reference in this Note to gender includes all genders and words importing the singular number only include the plural and vice versa.

(3)	The provision of a Table of Contents, the division of this Note into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Note.

(4)	All references in this Note to dollars or $, unless otherwise specifically indicated, are expressed in United States currency.

(5)	In this Note (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”, and (iii) the expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Note.

(6)	All accounting terms not specifically defined in this Note shall be interpreted in accordance with GAAP.

(7)	Except as otherwise provided in this Note, any reference to this Note or any other agreement refers to this Note or such other agreement as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented. Except as otherwise provided in this Note, any reference in this Note to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended or re-enacted.

ARTICLE 3

SECURITY AND SUBORDINATION

Section 3.1 Security Interest

(1)	To secure the due payment and performance by the Corporation of the Obligations, the Corporation grants to the Holder a security interest in, and assigns, mortgages, charges, hypothecates and pledges to the Holder, all of the property and undertaking of the Corporation now owned or hereafter acquired and all of the property and undertaking in which the Corporation now has or hereafter acquires any interest, including all of the Corporation’s present and after-acquired personal property, subject to the exceptions set forth in Section 3.2.

(2)	The Corporation acknowledges that (i) value has been given, (ii) it has rights in the Collateral or the power to transfer rights in the Collateral to the Holder (other than after-acquired Collateral), (iii) it has not agreed to postpone the time of attachment of the Security Interest, and (iv) it has received a duplicate copy of this Note.

(3)	The Corporation irrevocably waives, to the extent permitted by applicable law, any right to receive a copy of any financing statement (and any verification statement relating to the same) registered in respect of this Note or any other Security Document granted to the Holder.

Section 3.2 Exceptions as to Leases

The Security Interest shall not extend or apply to the last day of the term of any lease or sublease or any agreement for a lease or sublease now held or hereafter acquired by the Corporation in respect of real property, but the Corporation shall stand possessed of any such last day upon trust to assign and dispose of it as the Holder may direct. Where the giving of a security interest, mortgage, charge, hypothec or pledge on any real or personal property held by the Corporation under lease requires the consent of the lessor, the giving of the Security Interest on such property shall not take effect until such consent is obtained or legally dispensed with but the suspension of the effect of the Security Interest on such property shall not affect the Security Interest on any other property of the Corporation.

Section 3.3 Security Interest Valid Irrespective of Advance of Money

The security interests, mortgages, charges, hypothecs and pledges hereby created (collectively, the “Security Interest”) shall have effect and be deemed to be effective whether or not the monies or obligations hereby secured or any part thereof shall be advanced or owing or in existence before or after or upon the date of this Note and neither the giving of this Note nor any advance of funds shall oblige the Holder to advance any funds or any additional funds.

Section 3.4 Continuing Security

Notwithstanding the principal sum expressed to be payable under this Note or the stipulated rate of interest, this Note and any other security given with the Holder’s consent in replacement thereof, substitution therefor or in addition thereto shall be held by the Holder as general and continuing security for due payment and performance of all Obligations, including all costs and amounts payable pursuant to this Note and interest on the Obligations at the rate or rates applicable thereto in accordance with this Note. Any and all payments made at any time in respect of the Obligations and the proceeds realized from any securities held therefor (including moneys realized from the enforcement of this Note) may be applied (and reapplied from time to time notwithstanding any previous application) to such part or parts of the Obligations as the Holder sees fit. The Holder may hold as additional security any increase or profits or other proceeds realized from the Collateral (including money) for such period of time as the Holder sees fit. The Corporation shall be accountable for any deficiency and the Holder shall be accountable for any surplus.

Section 3.5 Discharge

The Security Interest will be discharged upon, but only upon, (i) full and indefeasible payment and performance of the Obligations. Upon discharge of the Security Interest and at the request and expense of the Corporation, the Holder will execute and deliver to the Corporation such releases, discharges, financing statements and other documents or instruments as the Corporation may reasonably require and the Holder will redeliver to the Corporation, or as the Corporation may otherwise direct the Holder, any Collateral in its possession.

Section 3.6 Subordination

(1)	The Obligations and any Lien granted by the Corporation in respect thereof are expressly subordinated, to the extent and in the manner provided in this Section 3.6 without any further action or documentation whatsoever being necessary to give effect to such subordination, in right of payment to (A) any amounts financed by the Corporation for the purpose of advancing the Business Combination (B) the prior payment in full of all other obligations of the Corporation for borrowed money to the extent the Corporation has granted security therefor and to the extent that the obligation to repay the borrowed money is not (i) itself subordinated to any third party, or (ii) a debt obligation owing to a shareholder of the Corporation or to a person related to such shareholder (a “Shareholder Loan”), (such other debt obligations (excluding the Shareholder Loans) are hereinafter referred to as “Other Indebtedness”). Nothing in this Section 3.6 shall be construed as entitling any Person who has made loans to the Corporation to receive any proceeds from any of the property or assets of the Corporation in respect of which the Person does not have security, or has subordinated its Lien to other Liens granted by the Corporation, or in respect of which the Lien granted to the Person is invalid or unenforceable. Nothing in this Note shall apply so as to diminish the rights of the Holder to the proceeds of realization arising on the sale of property or assets of the Corporation in the case where the Lien in favour of the Person is invalid or unenforceable.

(2)	In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings relating to the Corporation, or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Corporation, whether or not involving insolvency or bankruptcy, or any marshalling of the assets and liabilities of the Corporation (collectively referred to as a “Proceeding”), the holders of Other Indebtedness shall be entitled to receive payment in full of all the Other Indebtedness before the Holder shall be entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities which may be payable or deliverable in any such event in respect of this Note.

(3)	Upon any payment or distribution of assets of the Corporation referred to in this Section 3.6, the Holder shall be entitled to call for and rely upon a certificate, addressed to the Holder, of the Person making the payment or distribution for the purpose of ascertaining (i) the Persons entitled to participate in the distribution, (ii) the holders of Other Indebtedness and other indebtedness of the Corporation, (iii) the amount of the indebtedness, (iv) the amount or amounts paid or distributed, and (v) all other pertinent facts.

(4)	Subject to the payment in full of all Other Indebtedness, the Holder shall be subrogated to the rights of the holders of Other Indebtedness to receive payments and distributions of property and assets of the Corporation in respect of and on account of Other Indebtedness, to the extent of the application thereto of moneys or other assets which would have been received by the Holder but for the provisions of this Section 3.6, until the principal of and interest on this Note shall be paid in full. No payment or distribution of assets of the Corporation to the Holder which would be payable or distributable to the holder of Other Indebtedness pursuant to this Section 3.6 shall, as between the Corporation, its creditors (other than the holders of Other Indebtedness) and the Holder, be deemed to be a payment by the Corporation to or on account of the Holder, it being understood that the provisions of this Section 3.6 are, and are intended, solely for the purpose of defining the relative rights of the Holder on the one hand, and the holders of the Other Indebtedness on the other hand. Nothing contained in this Section 3.6 or elsewhere in this Note is intended to or shall impair, as between the Corporation and its creditors (other than the holders of Other Indebtedness), the obligation of the Corporation, which is unconditional and absolute, to pay to the Holder the principal of and interest on this Note and any other amounts payable under this Note as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the Holder and creditors of the Corporation other than the holders of the Other Indebtedness, nor shall anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 3.6, of the holders of Other Indebtedness upon the exercise of any such remedy.

(5)	In the event that, notwithstanding the foregoing provisions of this Section 3.6, the Holder shall have received any payment after a Proceeding has commenced and before all Other Indebtedness has been paid in full, the Holder shall hold such payment in trust for the benefit of the holders of Other Indebtedness and shall immediately, upon the completion of the Proceeding, pay the payment over to the holders of Other Indebtedness for application against unpaid Other Indebtedness.

(6)	For greater certainty, this Section 3.6 shall not be construed so as to prevent the Holder from receiving and retaining any payments on account of this Note which are made (i) in a manner that is consistent with the terms of this Note, and (ii) at any time when no event of default, as defined in the instruments creating any Other Indebtedness, has occurred and is continuing and in respect of which notice has been given by or on behalf of the holders of Other Indebtedness to the Corporation and the Holder. Until written notice has been given to the Holder by or on behalf of any holder of any Other Indebtedness of the occurrence of any default with respect to the Other Indebtedness or the existence of any other facts which would have the result that any payment in respect of this Note would be in contravention of the provisions of this Section 3.6, the Holder shall be entitled to assume that no such default has occurred, or that no such facts exist.

(7)	The holders of Other Indebtedness shall be entitled to rely and shall be third party beneficiaries of the provisions of this Section 3.6. The Holder covenants and agrees that it shall, at the request of the Corporation, enter into a subordination agreement or subordination agreements, as the case may be, in form and substance acceptable to the Corporation, with the Corporation and any holder of Other Indebtedness to give effect to the provisions of this Section 3.6.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties

The Corporation represents and warrants to the Holder as follows:

(a)	Incorporation and Qualification. It is a corporation duly incorporated, organized and validly existing under the federal laws of Canada and is qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary or where failure to be so qualified would have a material adverse effect on its operations, business, properties or financial condition;

(b)	Corporate Power. It has all requisite corporate power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it, and (ii) enter into and perform its obligations under this Note;

(c)	Conflict With Other Instruments. The execution and delivery by the Corporation and the performance by it of its obligations under, and compliance with the terms, conditions and provisions of, this Note will not (i) conflict with or result in a breach of any of the terms or conditions of (t) its constating documents or by-laws, (u) any applicable law, rule or regulation, (v) any contractual restriction binding on or affecting it or its properties, or (w) any judgment, injunction, determination or award which is binding on it, or (ii) result in, require or permit (x) the imposition of any encumbrance in, on or with respect to any of its assets or property (except in favour of the Holder), (y) the acceleration of the maturity of any debt binding on or affecting the Corporation, or (z) any third party to terminate or acquire rights under any material agreement;

(d)	Corporate Action, Governmental Approvals, etc. The execution and delivery of this Note by the Corporation and the performance by the Corporation of its obligations under this Note have been duly authorized by all necessary corporate action including, without limitation, the obtaining of all necessary shareholder consents. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Person, is or was necessary in connection with the execution, delivery and performance of obligations under this Note except as are in full force and effect, unamended, at the date of this Note;

(e)	Execution and Binding Obligation. This Note has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable against it in accordance with its terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies;

(f)	Authorizations, etc. The Corporation possesses all material authorizations, permits, consents, registrations and approvals necessary to properly conduct its businesses at full operating capacity and all such authorizations, permits, consents, registrations and approvals are in good standing and in full force and effect;

(g)	Ownership and Use of Property. Except for the Permitted Liens, the Corporation has good and marketable title in fee simple to all its real property (collectively, the “Owned Property”) and good and merchantable title to all the tangible and intangible personal property reflected as assets in its books and records, free and clear of all Liens other than Permitted Liens. The Corporation owns, leases or has the lawful right to use all of the assets necessary for the conduct of its business at full operating capacity;

(h)	Compliance with Laws. Each of the Owned Properties has been used, and the Corporation is, in material compliance with all applicable laws, judgments and orders and rulings, guidelines and decisions having force of law;

(i)	No Default. The Corporation is not in violation of its constating documents, its by-laws or any shareholders’ agreement applicable to it; and

(j)	Disclosure. There is no fact known to the Corporation which could reasonably be expected to have a material adverse effect on its business, operations, properties or financial condition and which has not been fully disclosed to the Holder. No event has occurred which could be reasonably anticipated to have a material adverse effect since the date of last financial statements delivered to the Holder.

Section 4.2 Survival of Representations and Warranties

The representations and warranties in this Note and in any certificates or documents delivered to the Holder shall not merge in or be prejudiced by and shall survive any advance and shall continue in full force and effect so long as any Obligations are owing by the Corporation to the Holder.

ARTICLE 5

COVENANTS

Section 5.1 Covenants

So long as this Note remains outstanding, the Corporation shall:

(a)	Pay Certain Debts. Subject to the next sentence, punctually pay and discharge every obligation, the failure to pay or discharge of which might result in any Lien or right of distress, forfeiture, termination or sale or any other remedy being enforced against the Collateral and provide to the Holder, when required, evidence of such payment and discharge. The Corporation may, on giving the Holder such security (if any) as the Holder may require, refrain from paying or discharging any obligation, the liability for which is being contested in good faith;

(b)	Corporate Existence. Preserve and maintain its corporate existence and all its rights, licences, powers, privileges, franchises and goodwill;

(c)	Comply with Agreement. Observe and perform all of its material obligations and under the leases and other material agreements to which it is a party or upon or under which any of the Collateral is held;

(d)	Carry on Business. Carry on and conduct its business in a proper and efficient manner so as to preserve and protect the Collateral and income therefrom including collecting all accounts receivable in the ordinary course of business;

(e)	Keeping of Books. Keep proper books of record and account, in which full and correct entries of all transactions in relation to its business are made;

(f)	Compliance with Laws. Comply in all material respects with the requirements of all applicable laws, judgments, orders, decisions and awards;

(g)	Maintenance of Properties. Make repairs, renewals, replacements, additions and improvements to the Collateral so that the business may be properly and advantageously conducted at all times in accordance with prudent business management practice;

(h)	Notification of Default. Advise the Holder immediately upon becoming aware of any Event of Default (as hereinafter defined) and deliver to the Holder upon request a certificate in form and substance satisfactory to the Holder signed by a senior officer certifying that no Event of Default has occurred or, if such is not the case, specifying all Events of Default and their nature and status;

(i)	Protect Security. Promptly cure or cause to be cured any defects in the execution and delivery of this Note or any defects in the validity or enforceability of this Note and at its expense, execute and deliver or cause to be executed and delivered, all such agreements, instruments and other documents (including the filing of any financing statements or financing change statements) as the Holder may consider necessary or desirable to protect or otherwise perfect the Security Interest;

ARTICLE 6

CONVERSION OF NOTE

Section 6.1 Conversion of Notes into Common Shares

(1)	Upon and subject to the provisions and conditions of this Article 6, at any time while this Note remains outstanding, the Holder may, at its option, elect to convert all or any portion of the aggregate principal amount outstanding under this Note, together with any accrued and unpaid interest owing thereon up to, but excluding, the date of conversion, into that number of Common Shares as is equal to the quotient of (a) the amount being converted as of the date of conversion, divided by (b) a price per Common Share equal to 80% of the deemed price per Common Share as adjusted pursuant to the Company Exchange Ratio (as such term is defined in the Business Combination Agreement) (the “Conversion Price”); provided, that provided, that if the Business Combination Agreement is terminated prior to the completion of the Business Combination, from an after such termination the “Conversion Price” shall mean a price per Common Share equal to 80% of the value of a Common Share determined or implied by the Corporation’s next equity raise of $5.0 million or more or, if no such equity raise has been completed, 80% of the Fair Market Value of a Common Share on the date that the Business Combination Agreement is terminated. For greater certainty, the Holder may exercise such conversion right in whole or in part from time to time, including without limitation upon or following the consummation of the Business Combination or at maturity of this Note.

(2)	The Holder’s right of conversion pursuant to this Article 6 shall extend only to the maximum number of whole Common Shares into which the aggregate principal amount outstanding under this Note, together with any accrued and unpaid interest owing thereon up to, but excluding, the date of conversion. Fractional interests in Common Shares shall be adjusted for in the manner provided below.

(3)	In the case of any reclassification of the Common Shares at any time outstanding (other than any subdivision or consolidation of Common Shares into a greater or lesser number of Common Shares) or change of the Common Shares into other shares, or in case of a Corporate Reorganization of the Corporation (other than a Corporate Reorganization which does not result in a reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), the Holder shall be entitled to receive upon conversion, and shall accept, in lieu of the number of Common Shares to which it was previously entitled upon such conversion, the kind and amount of shares and other securities or property which the Holder would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date, it had been the registered holder of the number of Common Shares to which it was previously entitled upon conversion. If necessary, appropriate adjustments shall be made in the application of the provisions set forth in this Article 6 with respect to the rights and interests thereafter of the Holder so that the provisions set forth in this Article 6 shall thereafter correspondingly be made applicable as nearly as may be possible in relation to any shares or other securities or property thereafter deliverable upon the conversion of this Note. Any such adjustments shall be made by and set forth in a supplemental Note approved by the Directors and the Holder and shall for all purposes be conclusively deemed to be an appropriate adjustment.

Section 6.2 Manner of Exercise of Right to Convert to Common Shares

The Holder may exercise its rights to convert by sending to the Corporation at its principal address a notice exercising its right to convert in accordance with the provisions of this Article 6. Upon receipt of the notice, the Holder shall be entered in the books of the Corporation as at the date of conversion as the holder of the number of Common Shares into which this Note is convertible and, as soon as practicable, the Corporation shall deliver to the Holder a certificate or certificates for such Common Shares and, if applicable, a cheque for any amount payable under Section 6.5.

Section 6.3 Accrued Interest, etc.

At the time of the conversion, the Holder shall be entitled to receive accrued and unpaid interest on this Note up to but excluding the date of its conversion. Common Shares issued upon such conversion shall rank only in respect of dividends declared in favour of shareholders of record on and after the date of conversion or such later date as the Holder becomes the holder of record of Common Shares pursuant to Section 6.2. As of and from the applicable date, the Common Shares so issued shall, for all purposes, be and be deemed to be issued and outstanding as fully paid and non-assessable Common Shares.

Section 6.4 Adjustment of Conversion Price

(1)	The Conversion Price in effect at any date shall be subject to adjustment from time to time as in this Section 6.4 provided.

(2)	If and whenever the Corporation shall (i) subdivide or redivide the outstanding Common Shares into a greater number of shares, (ii) reduce, combine or consolidate the outstanding Common Shares into a smaller number of shares, or (iii) issue any Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend (other than any stock dividends constituting dividends paid in the ordinary course) the number of Common Shares which may be acquired pursuant to Section 6.1 on the date of the subdivision, redivision, reduction, combination or consolidation or on the record date for the issue of Common Shares by way of a stock dividend, as the case may be, shall be increased, in the case of the events referred to in (i) and (iii) above, in the proportion which the number of Common Shares outstanding before the subdivision, redivision or dividend bears to the number of Common Shares outstanding after the subdivision, redivision or dividend, or shall be decreased, in the case of the events referred to in (ii) above, in the proportion which the number of Common Shares outstanding before the reduction, combination, or consolidation bears to the number of Common Shares outstanding after the reduction, combination or consolidation. Any issue of Common Shares by way of a stock dividend shall be deemed to have been made on the record date fixed for the stock dividend for the purpose of calculating the number of outstanding Common Shares under this Section 6.4(2).

(3)	In the case of any reclassification of, or other change in, the outstanding Common Shares other than a subdivision, redivision, reduction, combination or consolidation, the number of Common Shares which may be acquired pursuant to Section 6.1 shall be adjusted in such manner as the Directors, with the approval of the Holder, determine to be appropriate on a basis consistent with this Section 6.4.

(4)	If any question arises with respect to the adjustments provided in this Section 6.4, such question shall be conclusively determined by a firm of chartered accountants (who may be the Corporation’s Auditors) appointed by the Corporation and acceptable to the Holder. Such chartered accountants shall be given access to all necessary records of the Corporation and their determination shall be binding upon the Corporation and the Holder.

Section 6.5 No Requirement to Issue Fractional Shares

The Corporation shall not be required to issue fractional Common Shares upon the conversion. If any fractional interest in a Common Share would, except for the provisions of this Article 6, be deliverable upon the conversion of this Note, the Corporation shall, in lieu of delivering any certificate of fractional interest, satisfy the fractional interest by paying to the Holder an amount of lawful money of the United States of American equal (computed to the nearest whole cent, and one-half of a cent being rounded up) to the principal amount of this Note remaining outstanding after so much of the principal amount as may be converted into a whole number of Common Shares has been so converted.

Section 6.6 Certificate as to Adjustment

The Corporation shall, from time to time immediately after the occurrence of any event which requires an adjustment or re-adjustment as provided in Section 6.4, deliver a Certificate of the Corporation to the Holder specifying the nature of the event requiring the same and the amount of the necessary adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate and the amount of the adjustment specified therein shall be verified by an opinion of a firm of chartered accountants (who may be the Corporation’s Auditors) appointed by the Corporation and acceptable to the Holder and, when approved by the Corporation, shall be conclusive and binding on all parties in interest.

Section 6.7 Notice of Special Matters

The Corporation shall give notice to the Holder, in the manner provided in Article 9, of its intention to fix a record date for any event mentioned in Section 6.4 which may give rise to an adjustment in the number of Common Shares which may be acquired pursuant to Section 6.1, and, in each case, the notice shall specify the particulars of the event and the record date and the effective date for the event; provided that the Corporation shall only be required to specify in the notice such particulars of the event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 14 days prior to the applicable record date.

Section 6.8 Corporation to Reserve Shares

The Corporation shall at all times reserve and keep available out of its authorized Common Shares and solely for the purpose of conversion as in this Article 6 provided, and conditionally allot to the Holder, such number of Common Shares as shall then be issuable upon the conversion. The Corporation covenants with the Holder that all Common Shares which shall be so issuable shall be duly and validly issued as fully-paid and non-assessable.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.1 Events of Default

The occurrence of any of the following events shall constitute an “Event of Default” under this Note:

(a)	If the Corporation fails to pay any principal, interest or other amounts payable under this Note when such amounts become due and payable;

(b)	If any representation or warranty made or deemed to be made by the Corporation in this Note or in any certificate, statement or report furnished in connection therewith is found to be false or incorrect in any materially respect;

(c)	The Corporation fails to perform, observe or comply with any of the covenants contained in Section 5.1 and such failure remains unremedied for 10 days following notice of such failure by the Holder to the Corporation;

(d)	If the Corporation fails to perform, observe or comply with any other term, covenant or agreement contained in this Note and such failure remains unremedied for 30 days following notice of such failure by the Holder to the Corporation;

(e)	If the Corporation fails to pay the principal of, or premium or interest on, any of its debt (other than this Note) which is outstanding in an aggregate principal amount exceeding $200,000 when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to the debt without waiver of failure by the holder of the debt; or any other event occurs or condition exists and continues after the applicable grace period, if any, specified in any agreement relating to any such debt without waiver of failure by the holder of the debt, if its effect is to accelerate, or permit the acceleration of the debt; or any such debt shall be declared to be due and payable prior to its stated maturity and the declaration has not been rescinded by the holder of the debt;

(f)	If any judgment or order for the payment of money in excess of $1,000,000 is rendered against the Corporation and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)	If the Corporation (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period 30 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs, or (iv) takes any corporate action to authorize any of the above actions;

(h)	If any financial statement provided by the Corporation to the Holder is false or misleading in any material respect; or

(i)	If there has occurred, in the reasonable opinion of the Holder, an event or development reasonably likely to have a material adverse effect on the Corporation, its business and operations or its prospects.

Section 7.2 Consequences of an Event of Default

Upon the occurrence of any Event of Default, all Obligations and all monies secured hereby shall at the option of the Holder become forthwith due and payable and the Security Interest and all of the rights and remedies hereby conferred in respect of the Collateral shall become immediately enforceable and any and all additional and collateral securities for payment of this Note shall become immediately enforceable.

ARTICLE 8

ENFORCEMENT

Section 8.1 Remedies

Whenever the Security Interest has become enforceable, the Holder may realize upon the Collateral and enforce its rights by:

(a)	entry onto any premises where Collateral consisting of tangible personal property may be located;

(b)	entry into possession of the Collateral by any method permitted by law;

(c)	sale, grant of options to purchase, or lease of all or any part of the Collateral;

(d)	collection of any proceeds arising in respect of the Collateral;

(e)	exercising and enforcing all rights and remedies of a holder of the Collateral as if the Holder were the absolute owner thereof (including, if necessary, causing the Collateral to be registered in the name of the Holder or its nominee if not already done);

(f)	collection, realization or sale of, or other dealing with, the accounts;

(g)	appointment by instrument in writing of a receiver (which term as used in this Note includes a receiver and manager) or agent of all or any part of the Collateral and removal or replacement from time to time of any receiver or agent;

(h)	institution of proceedings in any court of competent jurisdiction for the appointment of a receiver of all or any part of the Collateral;

(i)	institution of proceedings in any court of competent jurisdiction for sale or foreclosure of all or any part of the Collateral;

(j)	filing of proofs of claim and other documents to establish claims to the Collateral in any proceeding relating to the Corporation; and

(k)	any other remedy or proceeding authorized or permitted under the Personal Property Security Act (Ontario) or otherwise by law or equity.

Such remedies, together with the remedies under Section 8.2, may be exercised from time to time separately or in combination and are in addition to, and not in substitution for, any other rights of the Holder however created. The Holder shall not be bound to exercise any right or remedy, and the exercise of rights and remedies shall be without prejudice to the rights of the Holder in respect of the Obligations including the right to claim for any deficiency.

Section 8.2 Additional Rights

In addition to the remedies set forth in Section 8.1, the Holder may, whenever the Security Interest has become enforceable:

(a)	require the Corporation, at the Corporation’s expense, to assemble the Collateral to the extent reasonably practicable at a place or places designated by notice in writing and the Corporation agrees to so assemble the Collateral immediately upon receipt of such notice;

(b)	require the Corporation, by notice in writing, to disclose to the Holder the location or locations of the Collateral and the Corporation agrees to make such disclosure when so required;

(c)	repair, process, modify, complete or otherwise deal with the Collateral and prepare for the disposition of the Collateral, whether on the premises of the Corporation or otherwise;

(d)	redeem any prior security interest against any Collateral, procure the transfer of such security interest to itself, settle and pass the accounts of the prior mortgagee, chargee or encumbrancer (any accounts to be conclusive and binding on the Corporation), or pay any liability secured by any Lien against any Collateral (the Corporation will immediately on demand reimburse the Holder for all such payments);

(e)	carry on all or any part of the business of the Corporation and, to the exclusion of all others including the Corporation, enter upon, occupy and use all or any of the premises, buildings, and other property of or used by the Corporation for such time as the Holder sees fit, free of charge, and the Holder shall not be liable to the Corporation for any act, omission or negligence (other than gross negligence or wilful misconduct) in so doing or for any rent, charges, depreciation or damages incurred in connection with or resulting from such action;

(f)	borrow for the purpose of carrying on the business of the Corporation or for the maintenance, preservation or protection of the Collateral and grant a security interest in the Collateral, whether or not in priority to the Security Interest, to secure repayment; and

(g)	commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Collateral, and give good and valid receipts and discharges in respect of the Collateral and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to the Corporation.

Section 8.3 Receiver’s Powers

(1)	Any receiver appointed by the Holder shall be vested with the rights and remedies which could have been exercised by the Holder in respect of the Corporation or the Collateral and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The identity of the receiver, its replacement and its remuneration shall be within the sole and unfettered discretion of the Holder.

(2)	Any receiver appointed by the Holder shall act as agent for the Holder for the purposes of taking possession of the Collateral, but otherwise and for all other purposes (except as provided below), as agent for the Corporation. The receiver may sell, lease, or otherwise dispose of Collateral as agent for the Corporation or as agent for the Holder as the Holder may determine in its discretion. The Corporation agrees to ratify and confirm all actions of the receiver acting as agent for the Corporation, and to release and indemnify the receiver in respect of all such actions.

(3)	The Holder, in appointing or refraining from appointing any receiver, shall not incur liability to the receiver, the Corporation or otherwise and shall not be responsible for any misconduct or negligence of such receiver.

Section 8.4 Appointment of Attorney

The Corporation irrevocably constitutes and appoints the Holder (and any of its officers) the true and lawful attorney of the Corporation. As the attorney of the Corporation, the Holder has the power to exercise for and in the name of the Corporation with full power of substitution, upon the occurrence and during the continuance of an Event of Default, any of the Corporation’s right (including the right of disposal), title and interest in and to the Collateral including the execution, endorsement, delivery and transfer of the Collateral to the Holder, its nominees or transferees, and the Holder and its nominees or transferees are hereby empowered to exercise all rights and powers and to perform all acts of ownership with respect to the Collateral to the same extent as the Corporation might do. This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, the bankruptcy, dissolution, winding up or insolvency of the Corporation. This power of attorney extends to and is binding upon the Corporation’s successors and permitted assigns.

Section 8.5 Dealing with the Collateral

(1)	The Holders shall not be obliged to exhaust its recourse against the Corporation or any other person or against any other security it may hold in respect of the Obligations before realizing upon or otherwise dealing with the Collateral in such manner as the Holder may consider desirable.

(2)	The Holder may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Corporation and with other persons, sureties or securities as they may see fit without prejudice to the Obligations, the liability of the Corporation or the rights of the Holders in respect of the Collateral.

(3)	Except as otherwise provided by law or this Note, the Holder shall not be (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Collateral, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Collateral or for the purpose of preserving any rights of any persons in respect of the Collateral, (iii) responsible for any loss occasioned by any sale or other dealing with the Collateral or by the retention of or failure to sell or otherwise deal with the Collateral, or (iv) bound to protect the Collateral from depreciating in value or becoming worthless.

Section 8.6 Standards of Sale

Without prejudice to the ability of the Holder to dispose of the Collateral in any manner which is commercially reasonable, the Corporation acknowledges that:

(a)	Collateral may be disposed of in whole or in part;

(b)	Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	any assignee of such Collateral may be the Holder or a customer of the Holder;

(d)	any sale conducted by the Holder will be at such time and place, on such notice and in accordance with such procedures as the Holder, in its sole discretion, may deem advantageous;

(e)	the Collateral may be disposed of in any manner and on any terms necessary to avoid violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that the prospective bidders and purchasers have certain qualifications, and restrict the prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of the Collateral) or in order to obtain any required approval of the disposition (or of the resulting purchase) by any governmental or regulatory authority or official;

(f)	a disposition of Collateral may be on such terms and conditions as to credit or otherwise as the Holder, in its sole discretion, may deem advantageous; and

(g)	the Holder may establish an upset or reserve bid or price in respect of Collateral.

Section 8.7 Dealings by Third Parties

(1)	No person dealing with the Holder, or an agent or receiver shall be required to determine (i) whether the Security Interest has become enforceable, (ii) whether the powers which such person is purporting to exercise have become exercisable, (iii) whether any money remains due to the Holder by the Corporation, (iv) the necessity or expediency of the stipulations and conditions subject to which any sale or lease is made, (v) the propriety or regularity of any sale or other dealing by the Agent or any Holder with the Collateral, or (vi) how any money paid to the Agent or Holders has been applied.

(2)	Any bona fide purchaser of all or any part of the Collateral from the Holder or any receiver or agent shall hold the Collateral absolutely, free from any claim or right of whatever kind, including any equity of redemption, of the Corporation, which it specifically waives (to the fullest extent permitted by law) as against any such purchaser together with all rights of redemption, stay or appraisal which the Corporation has or may have under any rule of law or statute now existing or hereafter adopted.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Amendment and Waiver

(1)	No amendment or waiver of any provision of this Note, nor consent to any departure by the Corporation or any other Person from such provisions, is effective unless in writing and approved by the Corporation and the Holder. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

(2)	No failure on the part of the Holder to exercise, and no delay in exercising, any right under this Note shall operate as a waiver of such right; nor shall any single or partial exercise of any right under this Note preclude any other or further exercise of such right or the exercise of any other right.

Section 9.2 Other Securities

The rights of the Holder shall not be prejudiced nor shall the liabilities of the Corporation or of any other Person be reduced in any way by the taking of any other security of any nature or kind whatsoever either before, at or after the time of execution of this Note.

Section 9.3 Holder May Remedy Default

If the Corporation fails to do anything hereby required to be done by it, the Holder may, but shall not be obliged to, do such thing and all sums thereby expended by the Holder shall be payable forthwith by the Corporation, shall be Obligations secured hereby and shall have the benefit of the Security Interest, but no such performance by the Holder shall be deemed to relieve the Corporation from any default hereunder.

Section 9.4 Notices, etc.

Any notice, direction or other communication to be given under this Note shall, except as otherwise permitted, be in writing and given by delivering it or sending it by electronic communication addressed:

(a)	to the Corporation at:

GNQ Insilico Inc.
6200 Stoneridge Mall Road, Suite 300
Pleasanton, CA 94588

Attention:	Rehan Huda
E-mail:	rehan.huda@gnq.ai

(b)	to the Holder at:

Island Capital LLC
51 Kings Court Street #14-B
San Juan, Puerto Rico 00911

Attention: James Michael McCrory
E-mail: mike.mccrory@ibcpr.net

Any such communication shall be deemed to have been validly and effectively given if (i) personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time), otherwise on the next Business Day, (ii) transmitted electronically on the Business Day following the date of transmission. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

Section 9.5 Severability

If any provision of this Note is deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

Section 9.6 Indemnification

The Corporation agrees to indemnify and save harmless the Holder from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except by reason of the gross negligence or wilful misconduct of the Holder or any of its employees or a material breach by the Holder of any of its covenants contained herein) which may be imposed on, incurred by, or asserted against the Holder and arising by reason of any action (including any action referred to herein) or inaction or omission to do any act legally required of the Corporation.

Section 9.7 Successors and Assigns, etc.

This Note may be assigned by the Holder with the consent of the Corporation, not to be unreasonably withheld. This Note and all its provisions shall enure to the benefit of the Holder, its successors and assigns and shall be binding upon the Corporation, its successors and assigns. The Holder is the person entitled to receive the money payable hereunder and to give a discharge hereof. Presentment, notice of dishonor, protest and notice of protest hereof are hereby waived.

Section 9.8 Expenses

All reasonable legal and accounting expenses incurred by the Holder, the Corporation and its shareholders and employees in connection with the transactions contemplated in this Note shall be paid by the Corporation and shall constitute Obligations hereunder.

Section 9.9 Amalgamation

The Corporation acknowledges and agrees that in the event it amalgamates with any other corporation or corporations, it is the intention of the parties that the Security Interest (i) subject to Section 3.2, extends to: (A) all of the property and undertaking that any of the amalgamating corporations then owns, (B) all of the property and undertaking that the amalgamated corporation thereafter acquires, (C) all of the property and undertaking in which any of the amalgamating corporations then has any interest and (D) all of the property and undertaking in which the amalgamated corporation thereafter acquires any interest; and (ii) secures the payment and performance of all monies now or at any time and from time to time hereafter owing or payable by each of the amalgamating corporations and the amalgamated corporation to the Holder and all obligations (whether now existing, presently arising or created in the future) of each of the amalgamating corporations and the amalgamated corporation in favour of the Holder, whether direct or indirect, absolute or contingent, matured or not, whether arising from agreement or dealings between the Holder and the amalgamating corporations or the amalgamated corporation or from any agreement or dealings with any other Person by which the Holder may be or become in any manner whatsoever a creditor or other obligee of the amalgamating corporations or the amalgamated corporation or however otherwise arising and whether the amalgamating corporations or the amalgamated corporation is bound alone or with another or others and whether as principal or surety and whether incurred prior to, at the time of or subsequent to the amalgamation. The Security Interest attaches to the additional collateral at the time of amalgamation and to any collateral thereafter owned or acquired by the amalgamated corporation when such collateral becomes owned or is acquired. Upon any such amalgamation, the defined term “Corporation” includes, collectively, each of the amalgamating corporations and the amalgamated corporation, the defined term “Collateral” includes all of the property and undertaking and interests described in (i) above, and the defined term “Obligations” includes the obligations described in (ii) above.

Section 9.10 Governing Law

(1)	This Note shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(2)	The Corporation irrevocably attorns and submits to the exclusive jurisdiction of any court of competent jurisdiction of the Province of Ontario sitting in Toronto, Ontario in any action or proceeding arising out of or relating to this Note. The Obligor irrevocably waives objection to the venue of any action or proceeding in such court or that such court provides an inconvenient forum. Nothing in this Section limits the right of the Holder to bring proceedings against the Corporation in the courts of any other jurisdiction.

Section 9.11 Counterparts

This Note may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Note as of the date first above written.

CORPORATION:

GNQ INSILICO INC.

By:	/s/ Rehan Huda
Authorized Signing Officer

HOLDER:

Island Capital LLC

By:	/s/ James Michael McCrory
James Michael McCrory